EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Current Report on Form 8-K of our report, dated March 2, 2015, on our audits of the financial statements of Fona, Inc. as of December 31, 2014 and 2013, which report is included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2015.

Schumacher & Associates, Inc.

Littleton, Colorado

October 23, 2015